Exhibit 99.1

Phio Pharmaceuticals Reports 2024 Year End Financial Results and Provides Business Update

Continues advancing clinical trial for INSTASYL siRNA lead product candidate PH-762

3rd Cohort now fully enrolled in on-going clinical study

Marlborough, Massachusetts-(Newsfile Corp.-March 31, 2025) — Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage biotechnology company developing therapeutics that use its INTASYL® siRNA gene silencing technology designed to make the body’s immune cells more effective in killing cancer cells. Phio today reported its financial results for the year ended December 31, 2024, and provided a business update.

Recent Corporate Updates

PH-762 Clinical Progress

PH-762 is currently being evaluated in a U.S. multi-center Phase 1b dose-escalating clinical trial through the intratumoral injection of PH-762 for the treatment of patients with cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. The trial (NCT 06014086) is designed to evaluate the safety and tolerability of neoadjuvant use of intratumorally injected PH-762 in up to 30 patients to assess tumor response and determine the dose or dose range for continued study of PH-762 in future trials. In May and December 2024, respectively, a Safety Monitoring Committee (SMC) reviewed data from the first and second dose cohorts treated with PH-762, and in both instances recommended escalation to the next dose concentration. A total of 7 patients with cutaneous carcinomas have been enrolled in dose cohorts 1 and 2. The second cohort enrolled a total of 4 patients, all of whom were diagnosed with cutaneous squamous cell carcinoma. At Day 36 (tumor excision), a complete response (100% tumor clearance) was reported for 2 patients, a partial response (90% tumor clearance) was reported for 1 patient and 1 patient had stable disease, having not progressed. Patients in the first cohort maintained stable disease.

To date, intratumoral injection of PH-762 has been well tolerated in all enrolled patients. There were no dose-limiting toxicities or clinically relevant treatment-emergent adverse effects in the patients receiving intratumoral PH-762. The third dose cohort is fully enrolled and patients in this cohort are currently in the treatment or follow-up phase of the study. Phio expects to complete enrollment of all patients in the study in the third quarter of 2025.

Capital Sourcing

In December 2024 and January 2025, Phio raised an aggregate of approximately $9.2 million in registered direct offerings and concurrent private placements, before deduction of commissions and other expenses. Additional gross proceeds of approximately $2.9 million were raised from the exercise of warrants previously issued on July 12, 2024. With these proceeds, the Company now believes it has sufficient capital to complete the treatment phase of the Phase 1b trial.

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Cost Rationalization

In 2023, Phio commenced a cost rationalization program resulting from its strategy to transition from discovery research to a product development focus. In combination with headcount reductions, Phio did not renew its building lease in Marlborough, MA., the lease for which expired on March 31, 2024. The Company has established a smaller research footprint in the Massachusetts Biomedical Initiatives in Worcester, MA, where the Company leases laboratory space. Expense reductions have been redirected to funding the Phase 1b clinical trial for PH-762.

In May 2024, Phio terminated its Clinical Co-Development Agreement with AgonOx, Inc. (AgonOx). The Clinical Co-Development Agreement was entered into to conduct a Phase 1 clinical trial of PH-762 in combination with Agonox’s “double positive” tumor infiltrating lymphocytes (DP TIL) in patients with advanced melanoma and other advanced solid tumors. The primary trial objectives were to evaluate the safety and to study the potential for enhanced therapeutic benefit from the administration of PH-762 treated DP TIL. AgonOx had enrolled three patients. The first two patients were treated with DP TIL only, and a third patient was treated with a combination of DP TIL and PH-762. Clinical results for the single patient who received a combination of DP TIL and PH-762. Clinical results for the single patient who received a combination of DP TIL and PH-762 showed tumor size reductions of 65%, 100% and 81%, respectively, in three melanoma lesions. In assessing patient enrollment delays and the cost to continue the trial, management chose to redirect funding and focus on its self-directed phase 1b clinical trial with PH-762.

Patent Portfolio Enhancement

Phio’s portfolio includes 77 issued patents, 69 of which cover its INTASYL technology. There are 19 patent families broadly covering both the composition and methods of use of the Company’s self-delivering INTASYL technology and uses of INTASYL compounds targeting immune checkpoints for cancer therapy, cellular differentiation and metabolism targets for Adoptive Cell Therapy immunotherapies.

Scientific News

During 2024, Phio presented new data on its INTASYL self-delivering siRNA technology applications at several conferences including American Academy of Cancer Research (AACR), Society for Immunotherapy of Cancer (SITC), American Society of Gene and Cell Therapy (ASGCT) and at the Annual Oligonucleotide Therapeutics Society (OTS). Most recently, the Company was invited to present its phase 1b clinical trial results to date at the American Academy of Dermatology (AAD) in the Late-Breaking Research Session. The Company’s INTASYL PH-804 compound was highlighted in the peer reviewed journal, Cancer Immunology, Immunotherapy in an article entitled, “INTASYL Self Delivering RNAi Decreases TIGIT Expression, Enhancing NK Cell Cytotoxicity: A Potential Application to Increase the Efficacy of NK Adoptive Cell Therapy Against Cancer”, authored by M. Maxwell et al.

Financial Results

Cash Position

At December 31, 2024, the Company had cash of approximately $5.4 million as compared with approximately $8.5 million at December 31, 2023.

During the year ended December 31, 2024, the Company completed multiple financings and received total net proceeds of approximately $4.0 million after deducting placement agent fees and offering expenses.

Subsequent to year-end, the Company completed additional financings and received total net proceeds of approximately $6.8 million after deducting placement agent fees and offering expenses.

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Research and Development Expenses

Research and development expenses for the year ended December 31, 2024 decreased approximately $2.7 million, or 42%, as compared with the year ended December 31, 2023. The decrease in research and development expenses was primarily driven by the Company’s cost rationalization measures in transitioning from a research company to a product development company. These actions resulted in a decrease of approximately $1.0 million of expense due to the wind-down of preclinical studies, a reduction of approximately $0.8 million in salary-related costs including stock-based compensation expense, and approximately $0.2 million in lab supplies associated with the reduction in headcount. Additionally, the Company experienced a reduction in clinical consulting fees and clinical trial-related fees of approximately $0.4 million incurred in connection with its IND filing for PH-762 and its former PH-762 trials in ACT and European clinical trial, as well as a decrease of approximately $0.2 million in manufacturing fees for PH-762 compared with 2023.

General and Administrative Expenses

General and administrative expenses were approximately $3.7 million for the year ended December 31, 2024 as compared with approximately $4.4 million for the year ended December 31, 2023, a decrease of 14%. The decrease was primarily due to decreases in professional fees for a total of approximately $0.4 million primarily related to legal and patent expenses and in the Company’s D&O insurance premium of approximately $0.9 million as compared to the prior year.

Net Loss

Net loss was approximately $7.2 million, or ($9.08) per share, for the year ended December 31, 2024 as compared with a net loss of approximately $10.8 million, or $46.76 per share, for the year ended December 31, 2023. The decrease in net loss was primarily due to the changes in research and development expenses, as described above.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage biotechnology company advancing its proprietary INTASYL siRNA gene silencing technology to eliminate cancer.  INTASYL can target and silence virtually any gene with high degree of specificity across a wide range of cell types and tissues. INTASYL is designed to enhance the ability of immune cells to more effectively kill tumor cells.  INTASYL has also demonstrated enhancement to adoptive cell therapy. Notably, INTASYL is a self-delivering RNAi technology focused on immuno-oncology therapeutics without the need for formulation enhancements or manipulations to reach its target.

Phio’s lead clinical program, PH-762, is an INTASYL compound that silences PD-1. PH-762 is a potential non-surgical treatment for skin cancers. The on-going Phase 1b trial (NCT# 06014086) received FDA clearance for an Investigational New Drug Application to evaluate PH-762 in the treatment of cutaneous SCC, melanoma and Merkel cell carcinoma in second quarter of 2023.

For additional information, visit the Company’s website, www.phiopharma.com.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. These statements, which include statements regarding the anticipated benefits of our INTASYL™ RNAi platform, the results from our ongoing clinical trials and our ability to successfully complete our ongoing trials with the capital we currently have on hand, are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those risks identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs

PHIO PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development	$3,643	$6,332
General and administrative	3,744	4,366
Loss on impairment of property and equipment		126
Total operating expenses	7,387	10,824
Operating loss	(7,387)	(10,824)
Interest income (expense), net	231	(8)
Other income	6	6
Net loss	$(7,150)	$(10,826)
Net loss per common share:
Basic and diluted	$(9.08)	$(46.76)
Weighted average number of common shares outstanding
Basic and diluted	787,466	231,508

PHIO PHARMACEUTICALS CORP.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Cash	$5,382	$8,490
Prepaid expenses and other current assets	354	832
Total current assets	5,736	9,322
Right of use asset	–	33
Property and equipment, net	2	6
Other assets	–	3
Total assets	$5,738	$9,364
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable	$253	$657
Accrued expenses	762	942
Lease liability	–	35
Total current liabilities	1,015	1,634
Total preferred stock	–	–
Total stockholders’ equity	4,723	7,730
Total liabilities, preferred stock and stockholders’ equity	$5,738	$9,364

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